Exhibit 99.1

Empire Resorts Announces Settlement with Noteholders

MONTICELLO, N.Y., Sep. 24, 2010 (BUSINESS WIRE) -- Empire Resorts, Inc., (NASDAQ: NYNY) today announced that it has entered into a settlement agreement with the holders of over 93% of the outstanding principal amount of the Company’s 5½% Senior Convertible Notes Due 2014 (the “Notes”) and the Trustee under the indenture governing the Notes, pursuant to which the parties have agreed to settle the proceeding commenced by the Company in August 2009 in the Supreme Court of New York, Sullivan County relating to the exercise of the put right contained in the indenture governing the Notes.

Empire Resort Chairman of the Board Emanuel R. Pearlman commented, “The Board has worked diligently over the past months to forge the best possible outcome for our company and its various stakeholders. We are pleased to have reached this agreement with our Noteholders which resolves pending litigation and significantly deleverages the company.”

Under the terms of the settlement agreement, the Company has agreed to repay $22.5 million in aggregate principal amount of Notes and offer to exchange up to 100% of the aggregate principal amount of the Notes that remain outstanding after giving effect to the such repayments for $32.5 million in aggregate principal amount of 12% Senior Convertible Notes due 2014 (the “Restated Notes”) to be issued by the Company and a pro rata share of one million shares of the Company’s common stock. The Company also has the option to seek alternative financing to repurchase all Notes on or before November 22, 2010 for an amount equal to the sum of all outstanding principal and interest (together with default interest from August 3, 2009) owed on the Notes plus $975,000. The Company will redeem any Notes held by a beneficial owner that does not accept the Company’s offer, if made, to exchange the remaining Notes for the Restated Notes and common stock, subject to the terms of the settlement agreement.  In addition to the foregoing, the Company repaid an aggregate of $10 million of principal amount of the Notes in July and August 2010 in connection with settlement discussions with the Trustee and the holders of the Notes.  Upon the closing of the settlement agreement, the parties to the pending litigation will release all claims known, unknown or suspected that each may have against the other at such time and execute and file a Stipulation of Discontinuance providing for the dismissal of the pending litigation with prejudice and without costs to any party.

The Restated Notes, if issued, will bear interest on the principal amount thereof at the rate of 12% per annum, 8% of which will be payable in cash and 4% of which will be payable in cash or, at the Company’s option (subject  to certain conditions), in additional Restated Notes.  The Restated Notes will be convertible, at the option of the holder, into shares of Common Stock based upon a conversion rate of 1,132 shares per $1,000 in principal amount (which represents a conversion price of approximately $0.8837 per share), subject to certain anti-dilution adjustment from time to time.  The Restated Indenture governing the Restated Notes will set forth other important terms of the Restated Notes, including, without limitation, provisions relating to the holders’ put option, mandatory and option redemptions, interest make-whole provisions, and restrictive covenants.

The closing of the settlement agreement is subject to, among other things, the approval by the Company’s stockholders of the transactions contemplated by the settlement agreement and of a corresponding increase in the Company’s authorized capital stock and upon the acceptance of the company’s exchange offer by holders of at least 90% of the then outstanding aggregate principal amount of Notes.

Empire Resorts CEO Joseph D’Amato concluded, “This settlement is an important milestone for Empire Resorts.  We are pleased to have crafted an agreement that resolves the uncertainty of litigation and also provides us  with the flexibility to seek alternative financing arrangements to satisfy our obligations under the Notes until November 22, 2010.  We are optimistic that resolving the pending litigation as provided under the settlement agreement will allow Empire Resorts to focus on our ongoing efforts to enhance shareholder value.”

About Empire Resorts

Empire Resorts owns and operates the Monticello Casino & Raceway, a harness racing track and casino located in Monticello, New York, and 90 miles from midtown Manhattan. For additional information, please visit www.empireresorts.com.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that may involve material risks and uncertainties. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made. For a full discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year, as amended, as well as the Company’s Quarterly Report on Form 10-Q for the most recently ended fiscal quarter.

Company Contact:

Investor Relations
Charles A. Degliomini
Executive Vice President
(845) 807-0001
cdegliomini@empireresorts.com